Exhibit 23.8

Consent of Independent Registered Public Accounting Firm

The Board of Directors

First Allied Holdings Inc.:

We consent to the use of our reports dated February 27, 2013 and February 27, 2012, with respect to the balance sheets of Legend Advisory Corporation as of December 31, 2012 and 2011, and the related statements of earnings, comprehensive income, changes in stockholder’s equity, and cash flows for the years then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Kansas City, MO

February 11, 2014